EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Interlink Electronics, Inc.
Camarillo, California

We hereby consent to incorporation by reference in the Registration Statements on Form S-3 (No. 333-112034) and Form S-8 (Nos. 033-93066, 333-39371, 333-53870,
333-107174, 333-39371, 333-117831 and 333-127763) of Interlink Electronics, Inc.
of our  reports  dated July 21,  2006,  relating to the  consolidated  financial statements and the adverse opinion on the effectiveness of Interlink Electronics, Inc.'s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated July 21, 2006 relating to the financial statement schedule, which appears in this Form 10-K.


/s/  BDO SEIDMAN, LLP
---------------------
     BDO SEIDMAN, LLP

Los Angeles, California
July 21, 2006